Exhibit 10.2

SFX Entertainment, Inc.

902 Broadway
New York, NY 10010

August 19, 2015

Mr. Kevin Arrix

971 West Road

New Canaan, CT 06840

Dear Kevin:

Reference is made to that certain Employment Agreement dated January 22, 2015 (the “Employment Agreement”) between you and SFX Entertainment, Inc. (“SFX” or the “Company”).  Defined terms used in this letter agreement and not defined in this letter agreement shall have the meanings ascribed to them in the Employment Agreement.

The purpose of this letter agreement (the “Letter Agreement”) is to amend the Employment Agreement effective immediately and redefine some of the terms and conditions of your continued employment with the Company.  Accordingly, in consideration of the terms and provisions hereof, the Employment Agreement is hereby amended, effective immediately, as follows:

1.                                      Section 3 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“3.                                (a)                                 Base Salary.

(i)                                     In consideration for the performance of your services hereunder, effective August 1, 2015, you will be paid a base salary (“Base Salary”), of Three Hundred Thousand Dollars ($300,000.00) annually.  This Base Salary will be payable in accordance with the Company’s normal payroll practices and subject to applicable tax and payroll withholdings and deductions.  Currently, the Company’s payroll is payable on the fifteenth and the last day of each month.  As an exempt employee, you will not be eligible for overtime pay.

(ii)                                  Any Base Salary earned from August 1 to the date this Letter Agreement is executed and becomes effective shall be paid in the next pay period following execution of this Letter Agreement.”

(b)                                 Bonus.  You may also be eligible to receive a discretionary bonus of cash and/or other compensation, the existence and amount of which is determined in the sole discretion of the Company.  Unless expressly and specifically agreed to in writing, no bonus compensation will be earned, paid or awarded unless you are in the continuous employment of the Company through the date of payment.

(c)                                  Special Committee Approval.  You and the Company agree that any determinations or discretionary actions to be taken by the Compensation Committee under this Section 3 shall instead be taken by a special committee of disinterested directors of the Board for so long as there are fewer than two members of the Compensation Committee that are not also members of the Board of Directors of Viggle Inc., and that at such time as there are at least two such members of the Compensation Committee that are not also members of the Board of Directors of Viggle Inc., any determinations or discretionary actions to be taken by the Compensation Committee under this Section 3 shall be taken by such unaffiliated directors.

(d)                                 Equity/Option Grants:  In January 2015, you received grants of (a) 200,000 shares of restricted common stock (the “Restricted Stock”) of the Company’s common stock and (b) options to purchase 75,000 shares of common stock of the Company, at the fair market value on the date of grant.  Each of the grants shall vest ratably in annual installments at the last day of each employment year (December 31, 2015, 2016, and 2017) over the 3 year Term of this Agreement, subject to your continued employment as of such dates.  Notwithstanding the foregoing vesting schedule, in addition to the accelerated vesting set forth in Section 5, each of the grants shall fully vest immediately prior to the date on which the Company consummates a Change of Control.  “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Exchange Act Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company, then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) if Robert F.X. Sillerman or affiliates of his (a “Sillerman Controlled Entity”) beneficially own more than such thirty-five percent (35%) at any time; or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided further that if a Change in Control would occur (but for the operation of this proviso) as a result of the acquisition of voting securities by the Company, and after such share acquisition, any such Subject Person (so long as not a Sillerman Controlled Entity) becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)                                  There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of a merger, consolidation or similar transaction, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iii)                               There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale, lease, license or other disposition.  Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if as a result of the foregoing transactions, a Sillerman controlled entity beneficially owns more than 35% of the successor company.

(iv)                              During any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.”

2.                                      Section 5, subsection (c)(i) shall be deleted in its entirety and replaced with the following:

“(i)                               You will be entitled to receive a lump sum payment within sixty (60) days of the termination date equal to “equal to six (6) months’ (i) base salary and (ii) six (6) months of the prior year’s bonus, if any.”

3.                                      The “Effective Date” of this Letter Agreement shall be August 19, 2015.

All other terms and conditions of the Employment Agreement, as amended hereby, shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please execute this Letter Agreement in the space provided below.

Very truly yours,

SFX ENTERTAINMENT, INC.

By:	/s/ Jason Barr
Name:	Jason Barr
Title:	Senior Deputy General Counsel

Accepted and agreed to this 19th day of August, 2015:

/s/ Kevin Arrix
Kevin Arrix